PERFORMANCE OF LOAN OBLIGATIONS AND INDEMNITY AGREEMENT

THIS PERFORMANCE OF LOAN OBLIGATIONS AND INDEMNITY AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of March, 2010 (the “Effective Date”), by and among G&E HEALTHCARE REIT II SARTELL MOB, LLC, a Delaware limited liability company (“Buyer”); STINGRAY PROPERTIES, LLC, a Minnesota limited liability company (“Seller”); SYLVAN HOLDINGS, LLC, a Minnesota limited liability company and CRYSTAL BLUE PROPERTIES, LLC, a Minnesota limited liability company (collectively, “Existing Entity Guarantors”); RONALD BERG, GARY VERKINNES, JEFFREY GERDES, and SAMIR ELGHOR, each an individual (collectively, “Existing Individual Guarantors” and together with Existing Entity Guarantors, “Existing Guarantors”); and GRUBB & ELLIS HEALTHCARE REIT II, INC., a Maryland corporation (“Buyer Parent”).

Recitals

A. Seller is the owner of certain real property located in Sartell, Minnesota commonly referred to as the “Center for Neurosurgery and Spine”, which is more particularly described on Exhibit “A” attached hereto and incorporated by reference (the “Property”).

B. The Property secures (i) a loan (the “Loan”) in the original principal amount of $4,000,000.00 to Seller from Wells Fargo Bank, National Association, and any of its assigns or successors in interest (“Lender”) and (ii) certain obligations of the Seller under the Swap Agreement (as defined on Exhibit B) (collectively, the “Swap Obligations”). The Loan and the Swap Obligations are evidenced and secured by the documents listed on Exhibit “B” attached hereto and incorporated herein by reference for all purposes (collectively, the “Existing Loan Documents”). Pursuant to certain provisions of the Existing Loan Documents, the Existing Guarantors guaranty certain obligations of the Seller.

C. Pursuant to that certain Real Estate Purchase Agreement and Escrow Instructions dated January 7, 2010 (as the same may be amended, the “Sales Agreement”), Seller agreed to sell, and Buyer agreed to purchase, the Property, on the terms and conditions set forth therein. The parties originally contemplated that, upon closing under the Sales Agreement, the Buyer would assume the Loan in its entirety from the Seller and the Buyer Parent would replace the Existing Guarantors in conjunction with said assumption. (Buyer and Buyer Parent may be referred to herein collectively as the “Buyer Parties”, and Seller and the Existing Guarantors may be referred to herein collectively as the “Seller Parties”.)

D. In accordance with the terms of the Sales Agreement, the Seller and the Buyer sought the Lender’s approval of the proposed assumption. While the Lender did not approve the Buyer’s assumption of the Loan in its entirety, the Lender has consented to the Buyer’s acquisition of the Property “subject to” the Loan. The Lender has conditioned its consent upon the Seller remaining the “Borrower” under the Loan, the Existing Guarantors continue to guaranty certain Loan obligations and the Swap Obligations and the parties’ execution of the following documents:

i. That certain Consent and Assumption Agreement of even date herewith by and among the Lender, the Seller and the Buyer, acknowledged and consented to by the Existing Guarantors, pursuant to which, among other things, the Lender evidenced its consent to the transfer, as more particularly described therein;

ii. That certain Modification of Third-Party Mortgage, Security Agreement, Fixture Financing Statement and Assignment of Leases and Rents of even date herewith by and between the Lender and the Buyer (the “Mortgage Modification”), pursuant to which the parties modified the Mortgage (as defined on Exhibit B) so as to reflect the Buyer’s acquisition of the Property and the Buyer’s status as a “non-borrower mortgagor,” as more particularly set forth therein;

iii. That certain Replacement Reserve Agreement of even date herewith by and between the Lender and the Buyer (the “Replacement Reserve Agreement”), pursuant to which the Buyer established a replacement reserve account for the funding of capital replacements during the term of the Loan, as more particularly set forth therein;

iv. That certain Second Amendment to Credit Agreement of even date herewith by and between the Lender and the Seller (the “Credit Agreement”), acknowledged and consented to by the Existing Guarantors, pursuant to which the Seller Parties agree to, among other things, the reinstatement of certain financial reporting requirements, as more particularly set forth therein; and

v. That certain Subordination Agreement of even date herewith by and between the Lender, the Seller Parties and the Buyer, pursuant to which the parties agree that the Second Mortgage (as hereinafter defined) shall be subordinate to the Mortgage, as more particularly set forth therein. Items (i) – (v) shall be collectively referred to herein as the “New Loan Documents,” and, together with the Existing Loan Documents, the “Loan Documents”.

E. Upon the Buyer’s acquisition of the Property and pursuant to the terms of the Loan Documents, (i) the Seller shall continue in its capacity as the “Borrower” under the Loan, (ii) the Seller shall remain personally liable to the Lender to repay the Loan under the Note (as defined on Exhibit B), (iii) the Seller shall remain personally liable as to the Swap Obligations , (iii) the Existing Guarantors shall continue in their capacity as guarantors of certain Loan obligations and the Swap Obligations, (iv) the Property shall continue to serve as security for the Loan and the Swap Obligations and (v) the Buyer shall become the “Mortgagor” under the Loan. Notwithstanding the foregoing, as between the Seller Parties and the Buyer Parties, (i) the Buyer agrees to assume certain obligations of the Seller as “Borrower” under the Loan, (ii) the Buyer agrees to assume certain obligations of the Seller under the Swap Agreement, (iii) the Seller agrees to retain certain obligations of the Seller as “Borrower” under the Loan and under the Swap Agreement and (iv) the Existing Guarantors agree to retain their guaranty obligations with respect to the Loan and the Swap Agreement, all as more particularly set forth in this Agreement. In conjunction with such assumption and retention, the Seller Parties and the Buyer Parties desire to provide certain indemnifications, each as more particularly set forth herein.

Agreement

In consideration of the mutual covenants and agreements set forth herein, the parties hereto hereby agree as follows:

1. Performance of Assumed and Retained Obligations.

a. Assumed Obligations. For purposes of this Agreement, the following obligations shall collectively be referred to as the “Assumed Obligations”:

i. Note. From and after the Date hereof, Buyer shall make the monthly payments of principal and interest due under the Note due after the date hereof directly to the Lender, including any late fees and any default interest which accrues as a result of, any breach or non-performance by Buyer of the Loan Documents and/or this Agreement, but excluding any late fees and any default interest which accrues as a result of any breach or non-performance by Seller or any Existing Guarantor of the Loan Documents and/or this Agreement (each, a “Monthly Note Payment”).

ii. Swap. From and after the Date hereof, Buyer shall make the monthly payments directly to the Lender due after the date hereof or, alternatively and as applicable, apply the monthly credit from the Lender due after the date hereof against the Monthly Note Payment due under the Swap Agreement (each, a “Monthly Swap Payment”).

iii. Mortgage. From and after the Date hereof, Buyer shall perform all obligations of the “Mortgagee” under the Mortgage and the Mortgage Modification that arise after the date hereof, including, without limitation, the obligations to pay taxes and assessments directly to the taxing authority (except any taxes which Seller and/or any Existing Guarantors and/or their affiliates and assigns may be obligated to pay by virtue of any space lease of the Property) and to maintain insurance. In the event that the Lender exercises its rights to escrow taxes, assessments and insurance pursuant to Paragraph 2 of the Mortgage, regardless of the reason for such exercise, Buyer hereby agrees to make such monthly escrow payments directly to the Lender; provided, however, that Buyer shall not be deemed to have waived its right in so doing to seek indemnification under Section 8(a) hereof for any related Seller or Existing Guarantor breach or non-performance.

iv. Minimum Occupancy. From and after the date hereof, Buyer shall perform all obligations of the Borrower pursuant to the “minimum occupancy” covenant as provided in the Credit Agreement.

v. Replacement Reserve. From and after the date hereof, Buyer shall perform all obligations, liabilities, agreements, and covenants in the Replacement Reserve Agreement.

b. Retained Obligations. Except for the Assumed Obligations, any and all obligations, agreements, covenants, representations and warranties of the Seller and/or the Existing Guarantors set forth in the Loan Documents shall be retained and, as applicable, performed by the Seller and Existing Guarantors (the “Retained Obligations”).

c. Performance. Notwithstanding anything to the contrary in the Loan Documents, Buyer and Buyer’s Parent hereby agree to perform and promptly pay, if applicable, the Assumed Obligations at the time, in the manner and otherwise in all respects as set forth in the Loan Documents and/or this Agreement, and Seller and each Existing Guarantor hereby agree to perform the Retained Obligations at the time, in the manner and otherwise in all respects as set forth in the Loan Documents and/or this Agreement. Notwithstanding the foregoing, Seller and each Existing Guarantor acknowledge and agree (i) that Buyer shall have no responsibility to Seller in connection with the Retained Obligations, (ii) that Seller and each Existing Guarantor shall not be released from their respective obligations under the Loan Documents until such time as each obtains a release from such obligations from Lender and (iii) Buyer is not personally liable to the Lender to make the Monthly Note Payments or the Monthly Swap Payments.

2. Seller’s Representations. Seller and each Existing Guarantor warrant and represent to Buyer as of the date of this Agreement as follows:

a. As of the Effective Date, the principal balance of the Loan is $3,340,516 and interest on the Loan has been paid through and including March 15, 2010.

b. Seller and each Existing Entity Guarantor is a limited liability company validly formed in the State of Minnesota. Seller and each Existing Entity Guarantor have full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller and each Existing Entity Guarantor have been duly and validly authorized by all necessary action on the part of Seller and each Existing Entity Guarantor and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Seller or each Existing Entity Guarantor is a party.

c. This Agreement is a legal, valid and binding obligation of Seller and each Existing Guarantor, enforceable against each in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

d. No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Seller or each Existing Guarantor of this Agreement or the performance of its obligations hereunder.

e. There are no actions, suits or proceedings pending, or, to the knowledge of each, threatened against Seller or any Existing Guarantor, which if determined adversely, may affect the ability of such party to perform its obligations hereunder.

f. Seller and each Existing Guarantor have not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its respective creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally. Seller represents that, as of the Effective Date, Seller does not possess a present intention to take or suffer any of the foregoing actions in the future, and each Guarantor represents that, as of the Effective Date, such Guarantor similarly does not possess a present intention to take or suffer any of the foregoing actions in the future.

g. Neither the execution, delivery or performance of this Agreement nor compliance herewith (i) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (A) the articles of organization or operating agreement of Seller or of either Existing Entity Guarantor, or (B) any law or any order, writ, injunction or decree of any court or governmental authority to which Seller or any Existing Guarantor is subject, or (ii) results in the creation or imposition of any lien, charge or encumbrance upon Seller or any Existing Guarantor’s property.

h. The Loan Documents have been provided to the Buyer in accordance with the Sales Agreement. Exhibit “B” contains a correct and complete list of all the documents that evidence or secure the Loan, and none of such documents have been modified except as disclosed on Exhibit “B”. Prior to the Effective Date, except as provided on the attached Exhibit “C”, there has been no default by any party to the Loan Documents nor has any event or condition occurred that with the passage of time or the giving of notice would constitute a default under the Loan Documents. All the representations, warranties, and covenants set forth in the Loan Documents were true and accurate at the closing of the Loan and, except as provided on Exhibit “C”, remain true and accurate as of the date hereof.

i. There are no monetary encumbrances or liens of any kind or nature against the Property except those created by the Loan Documents or as otherwise set forth on Buyer’s title report, or on the deed delivered by the Seller to the Buyer pursuant to the Sales Agreement as of the Effective Date.

j. The financial statements if any of the Seller and Existing Guarantors provided to Buyer prior to the date hereof are true and complete in all material respects.

k. For purposes of this Agreement, where the words “to the knowledge of” or “possess a present intention” or words of similar import, shall mean the actual knowledge and/or intentions of Ronald Berg, Gary Verkinnes, Jeffrey Gerdes and Samir Elghor.

3. Buyer’s Representations. Buyer and Buyer Parent represent and warrant to Seller as of the date of this Agreement:

3.1	Buyer is a Delaware limited liability company which is duly organized, validly existing, and in good standing under the laws of the state of Buyer’s organization. Buyer has the full power and authority to own its properties and to transact the businesses in which it is presently engaged or presently proposes to engage.

3.2	Buyer Parent is a Maryland corporation which is duly organized, validly existing, and in good standing under the laws of the state of Buyer Parent organization. Buyer Parent has the full power and authority to own its properties and to transact the businesses in which it is presently engaged or presently proposes to engage.

3.3	The execution, delivery, and performance of this Agreement by Buyer and Buyer Parent, have been duly authorized by all necessary action by Buyer and Buyer Parent; do not require the consent or approval of any other person, regulatory authority or governmental body; and do not conflict with, result in a violation of, or constitute a default under (a) any provision of its articles of incorporation, or bylaws, or any agreement or other instrument binding upon Buyer or Buyer Parent or (b) any law, governmental regulation, court decree, or order applicable to Buyer or Buyer Parent.

3.4	This Agreement given by Buyer and Buyer Parent when delivered, constitutes legal, valid and binding obligations of Buyer and Buyer Parent, enforceable against the Buyer and Buyer Parent in accordance with its respective terms (subject, as to enforceability, to limitations resulting from bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally).

3.5	There are no actions, suits or proceedings pending, or, to the knowledge of each, threatened against Buyer or Buyer Parent, which if determined adversely, may affect the ability of such party to perform its obligations hereunder.

3.6	The financial statements, if any, of the Buyer and Buyer Parent provided to Seller prior to the date hereof are true and correct in all material respects.

3.7	Buyer and Buyer Parent understand and agree that Seller is relying upon the above representations and warranties in extending certain accommodations hereunder.

4. Covenants of Seller and Existing Guarantors. Until such time as this Agreement is terminated in accordance with its terms:

a. Seller shall (i) remain duly organized and existing and in good standing under the laws of the State of Minnesota, (ii) not cause, directly or indirectly, a default under the terms of the Loan Documents or this Agreement, and (iii) not conduct any business whatsoever except in accordance herewith.

b. Each Existing Entity Guarantor shall (i) remain duly organized and existing and in good standing under the laws of the State of Minnesota, and (ii) not cause, directly or indirectly, a default under the terms of the Loan Documents or this Agreement.

c. Each Existing Individual Guarantor shall not cause, directly or indirectly, a default under the terms of the Loan Documents or this Agreement.

d. Seller and each Existing Guarantor shall not (i) make a general assignment for the benefit of creditors, (ii) file any voluntary petition in bankruptcy or suffer the filing of an involuntary petition by any of its respective creditors, (iii) suffer the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffer the attachment or other judicial seizure of all, or substantially all, of its assets, (v) admit in writing its inability to pay its debts as they come due, or (vi) make an offer of settlement, extension or composition to its creditors generally.

e. At Buyer’s request, Seller and each Existing Guarantor shall consent to and execute any modifications or amendments to the Loan Documents reasonably requested by Buyer, which consent and execution shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, Seller and Existing Guarantors shall not be required to consent to modifications or amendments that constitute material alterations of the terms of payment, including material changes in maturity dates and interest rates of the Loan.

f. Seller and each Existing Guarantor shall not (i) consent to a modification or amendment to the Loan Documents without the prior written consent of Buyer, which consent may be withheld in Buyer’s sole and absolute discretion, or (ii) interfere, directly or indirectly, with the performance by Buyer of the Assumed Obligations to the Lender.

g. At Buyer’s request, Seller and each Existing Guarantor shall cooperate with Buyer as reasonably necessary with regard to any proposed assumption of the Loan by any potential contract purchaser of the Property.

5. Covenants of Buyer and Buyer Parent. Buyer and Buyer Parent (as applicable) covenant and agree with Seller that, while this Agreement is in effect, the Buyer and Buyer Parent (as applicable) will:

a. Promptly inform Seller in writing of all litigation and all threatened litigation known to Buyer affecting the Buyer which materially, adversely affects the financial condition of Buyer.

b. Neither Buyer nor Buyer Parent shall cause, directly or indirectly, a default under the terms of the Loan Documents or this Agreement.

6. Buyer’s Performance. From and after the Effective Date, Buyer shall be entitled to, without interference from Seller, any affiliate of Seller or the Existing Guarantors:

a. Operate, maintain, manage, and otherwise carry on as the fee simple owner of the Property;

b. Prepay in full or in part the Loan at any time, in Buyer’s sole discretion; provided, however, that Buyer shall be responsible for Termination Amount (as defined in the Swap Agreement) in the event that Buyer initiates any such prepayment;

c. Negotiate modifications or amendments to the terms of the Loan with Lender, subject to the approval of Seller and the Existing Guarantors as provided in Section 4(f) above; and

d. Correspond directly with Lender, including, without limitation, providing notices, property information and other communications related to the Loan or the Property.

7. Waiver. Seller and each Existing Guarantor hereby acknowledge that its respective obligations under the terms of this Agreement shall not be released, diminished, impaired, reduced or affected if with or without notice to or consent of Seller or any Existing Guarantor, Buyer and Lender enter into any renewal, extension, modification, supplement, subordination or rearrangement of the terms of any or all of the Loan and/or any of the Loan Documents or any other terms thereof, or any waiver, termination, or release of, or consent to departure from, any of the Loan Documents or any other guaranty of any or all of the Assumed Obligations, or any adjustment, indulgence, forbearance, or compromise that may be granted from time to time by Lender to Buyer or any other person at any time liable for the payment or performance of any or all of the Assumed Obligations. In addition, Seller and each Existing Guarantor hereby acknowledge and agree that Buyer may disclose any information regarding the Loan, Loan Documents, and the parties thereto to its consultants, agents, representatives, accountants, lenders, lessees, or any other party in the reasonable discretion of Buyer.

8. Indemnifications.

a. Seller’s and Existing Guarantors’ Indemnity. Seller and each Existing Guarantor, on a joint and several basis, agree to indemnify, defend and hold Buyer, Buyer Parent, and their officers, directors, partners, members, agents, employees, affiliates, attorneys, heirs, successors and assigns (each a “Buyer Indemnified Party” and collectively, “Buyer’s Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Buyer’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to (i) any liability of Buyer Indemnified Parties arising because of a breach or nonperformance by Seller or any Existing Guarantor of any of the Retained Obligations, (ii) any breach or nonperformance by Seller or any Existing Guarantor of any provision or covenant contained in this Agreement, (iii) the breach of any representation or warranty of Seller or any Existing Guarantor contained in this Agreement and resulting in liability of any Buyer Indemnified Parties and/or (iv) any liability arising because of a breach or non-performance of Seller or any Existing Guarantor of the Loan Documents prior to the Effective Date. The indemnities set forth in this Section shall survive without limitation. Notwithstanding the foregoing, in no event shall Seller Parties be obligated to indemnify, defend, or hold harmless any Buyer Indemnified Party for any liabilities of a Buyer Indemnified Party to the extent arising out of the Assumed Obligations. Notwithstanding anything in this Agreement to the contrary, Buyer Parties’ sole remedy for a breach of the representations made in paragraph 2(a) and 2(h) above shall be limited to the indemnities in this Section 8(a). This Section 8(a) shall not create any new liability of the Seller Parties in favor of the Buyer Indemnified Parties with respect to any “Pre-Existing Physical Condition” on the Property, except to the extent a Buyer Indemnified Party is liable to the Lender with respect thereto. “Pre-Existing Physical Condition” shall mean a condition existing as of the date hereof relating to (i) any Hazardous Materials (as defined in the Sales Agreement) stored on, incorporated into, located on, present in or used on the Property in violation of, and requiring remediation under, any laws, ordinances, statutes, codes, rules or regulations, as of the date of hereof, or (ii) the physical condition of the improvements on the Property.

i. Seller Indemnity Obligations Triggered; No Acceleration. In the event that Buyer is entitled to be indemnified by Seller and each Existing Guarantor under this Section 8(a) for any of the foregoing reasons and the Lender does not accelerate the Loan as a result of such breach or non-performance of Seller and/or any Existing Guarantor, entitlement to such indemnification shall accrue to Buyer immediately; provided, however, that Buyer shall continue to comply with its obligations hereunder as to the Assumed Obligations, including, without limitation, its obligation to make the Monthly Note Payments and Monthly Swap Payments directly to the Lender and comply with the Buyer’s obligations as “Mortgagor” under the Mortgage and Mortgage Modification.

ii. Seller Indemnity Obligations Triggered; Acceleration. In the event that Buyer is entitled to be indemnified by Seller and each Existing Guarantor under this Section 8(a) and the Lender accelerates the Loan, entitlement to such indemnification shall accrue to Buyer immediately; provided, however, that Buyer shall be obligated to make Buyer’s Acceleration Payment (as hereinafter defined) directly to the Lender, and Seller and/or any Existing Guarantor shall be obligated to make Seller’s Acceleration Payment (as hereinafter defined), if any, directly to the Lender. Notwithstanding anything to the contrary contained herein, upon the acceleration of the Loan, (i) Buyer hereby covenants and agrees that Buyer shall pay, directly to the Lender, the outstanding principal balance under the Note, or such lesser amount as the Lender may have accelerated, and any accrued interest thereon, including any late fees which accrue as a result of, and any default interest which accrues as a result of, any breach or non-performance by Buyer of the Assumed Obligations and/or this Agreement, but excluding any late fees and any default interest which accrue as a result of any breach or non-performance by Seller or any Existing Guarantor of the Retained Obligations and/or this Agreement (such sums shall collectively be referred to herein as “Buyer’s Acceleration Payment”), (ii) Seller shall pay any late fees and any default interest which accrues as a result of, any breach or non-performance by Seller of the Retained Obligations and/or this Agreement (such sums shall collectively be referred to herein as “Seller’s Acceleration Payment”), (iii) the Seller Parties or the Buyer Parties, as applicable in accordance with Section 22 below, shall pay, directly to the Lender, the Termination Amount (if the Lender has accelerated the entire outstanding principal balance of the Loan, and such Termination Amount is due as a result), and (iv) in the event the Lender accelerates the Loan on the basis of several defaults which include (and are stated in writing by Lender to include) Buyer’s failure to make Monthly Note Payments or Monthly Swap Payments, the parties agree that such failure constitutes a controlling default and Buyer shall pay all applicable default interest and any applicable late fee, regardless of any non-monetary default of the Seller Parties.

b. Buyer’s and Buyer Parent’s Indemnity. Buyer and Buyer Parent agree to indemnify, defend and hold Seller Parties and their officers, directors, partners, members, agents, employees, affiliates, attorneys, heirs, successors and assigns (each a “Seller Indemnified Party” and collectively, “Seller’s Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Seller’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to (i) any liability Seller Parties have to Lender arising because of a breach or nonperformance by Buyer of any of the Assumed Obligations, (ii) any breach or nonperformance by Buyer or Buyer Parent of any provision or covenant contained in this Agreement and resulting in any Seller Parties having liability to Lender, including, but not limited to, a Buyer Default under Section 9, or (iii) the breach of any representation or warranty of Buyer or Buyer Parent contained in this Agreement and resulting in liability to Lender by any Seller Parties (each, an “Event(s) of Buyer Indemnification”). The indemnities set forth in this Section shall survive Closing without limitation. Notwithstanding the foregoing, in no event shall Buyer or Buyer Parent be obligated to indemnify, defend, or hold harmless any Seller Indemnified Party for any liabilities of a Seller Indemnified Party to the extent arising out of the Retained Obligations. Buyer’s and Buyer Parent’s obligations under this Agreement shall be secured by a mortgage on the Property, subordinate to the mortgage securing the Loan and the Swap Obligations, in the format attached hereto as Exhibit “D” (the “Second Mortgage”). If the Lender forecloses under the Mortgage, the parties acknowledge and agree that neither Buyer nor Buyer Parent shall have any liability to the Seller Indemnified Parties beyond the difference between any amount recovered upon a sale of the Property to a third party (or, if Lender or its affiliate or assignee takes title to the Property, the “Market Value” of the Property at the time of foreclosure) and any amounts owed to the Lender and the Seller by the Buyer hereunder. As used in the previous sentence, “Market Value” shall mean the fair market value of the Property determined by agreement between the Buyer and Seller within thirty (30) days of the Lender (or its affiliate or assignee) taking title. If such agreement cannot be reached, “Market Value” shall be determined as follows: the Seller and Buyer shall each select one independent appraiser within fifteen (15) days of the expiration of the aforementioned thirty-day period, which two appraisers shall each make a determination of the fair market value. In the event a party shall fail to select an independent appraiser within such fifteen-day period, the appraisal from the other party shall constitute the Market Value. In the event the fair market values of the two appraisers differ by less than 10% of the highest of such values, the fair market values of the two appraisals shall be averaged and the resulting amount shall be the Market Value of the Property. In the event the fair market values of the two appraisals differ by more than 10% of the highest of such values, then the two appraisers shall jointly select a third appraiser, who shall choose the appraisal of the initial two appraisals that the third appraiser determines to be closest in value to the fair market value of the Property, which value shall constitute the Market Value of the Property. Costs of the initial appraisers shall be borne by the parties who appointed them. Costs of the third appraiser, if applicable, shall be divided equally.

9. Buyer or Buyer Parent Default. Time is of the essence hereof. The term “Buyer Default,” as used in this Agreement, shall mean the occurrence of any one or more of the following events:

a. The failure of Buyer or Buyer Parent to perform any of its obligations under this Agreement after seven (7) days written notice from Seller including, but not limited to, the Assumed Obligations;

b. An Event of Default under the Second Mortgage;

c. The filing of a proceeding in bankruptcy or arrangement or reorganization by or against Buyer or Buyer Parent pursuant to the United States Bankruptcy Code or any similar law, federal or state, including but not limited to:

i.	Buyer or Buyer Parent shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state, or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of any party hereto, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay or shall fail to pay its material debts generally as they become due;

ii.	A court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against Buyer or Buyer Parent seeking any reorganization, dissolution or similar relief under any present or future federal, state, or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or any party hereto shall be the subject of an order for relief entered by such a court, and such order, judgment or decree shall remain unvacated and unstaved for an aggregate of sixty (60) days (whether or not consecutive) from the fist date of entry thereof, or any trustee, receiver, custodian or liquidator of Buyer shall be appointed without the consent or acquiescence of such party and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive);

d. The dissolution or termination of the existence or the insolvency of Buyer or Buyer Parent; the appointment of a receiver for any part of the Property; or any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceedings under any bankruptcy or insolvency laws by or against Buyer.

e. Commencement of foreclosure, whether by judicial proceeding, self-help, repossession or any other method, by Lender against the Property, which commencement results from the breach or non-performance of Buyer or Buyer Parent’s obligations under this Agreement.

f. Final judgment(s) for the payment of money shall be rendered against the Buyer or Buyer Parent and shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, if such judgment(s) materially, adversely impacts Buyer or Buyer Parent’s ability to comply with the terms of this Agreement.

10. Rights and Remedies Upon Event of Buyer Default. Subject to the limitations contained in this Section 10, upon the occurrence of a Buyer Default, and the Buyer or Buyer Parent’s failure to cure such default within the time periods specified in this Agreement, Seller shall have the right to exercise any of the following remedies:

10.1	Acceleration. Seller may, without further demand, presentment or notice to Buyer or Buyer Parent, declare the following to be due and payable to the Seller:

The indemnity obligations under Section 8(b), and Buyer’s Acceleration Payment and, if applicable under the terms of this Agreement, the Termination Amount.

Notwithstanding any other provision in this Agreement or the Second Mortgage (defined in Section 8) to the contrary, the Seller may not declare the foregoing amounts due and payable to the Seller unless the Lender has accelerated the indebtedness owed under the Loan Documents in writing or served a Notice of Foreclosure under Minnesota Statutes, Chapters 580, 581, or 582.

Notwithstanding any other provision in this Agreement or the Second Mortgage to the contrary, any payment by the Buyer to cure any monetary default under this Agreement and/or the Loan Documents, including, without limitation, Buyer’s Acceleration Payment, made post-Lender-acceleration and/or during the period of redemption after foreclosure sale shall be paid directly to the Lender and applied against the indebtedness under the Loan Documents. Any amounts for attorneys fees and costs of Seller that are required to be paid by Buyer to Seller under Section 20 hereto and/or pursuant to the Second Mortgage shall be paid directly to Seller.

10.2	Remedies Under Mortgage. Notwithstanding any other provision in this Agreement or the Second Mortgage to the contrary, after an acceleration of the indebtedness of the Loan by the Lender in writing (and in no event prior to such time) or filed a complaint in the applicable jurisdiction seeking to foreclose its Mortgage, the Seller may enforce any one or more of the rights and remedies provided to it in accordance with the Second Mortgage (already defined in Section 8).

11. Remedies Cumulative. Each and every power or remedy herein specifically given shall be in addition to every other power or remedy, existing or implied, given now or hereafter existing at law or in equity (including, without limitation, any remedies provided for in the Sales Agreement), and each and every power and remedy herein specifically given or otherwise so existing may be exercised from time to time and as often and in such order as may be deemed expedient by any party hereto, and the exercise or the beginning of the exercise of one power or remedy shall not be deemed a waiver of the right to exercise at the same time or thereafter any other power or remedy. No delay or omission of any party hereto in the exercise of any right or power accruing hereunder shall impair any such right or power or be construed to be a waiver of any default or acquiescence therein. Notwithstanding anything to the contrary in this Agreement and/or in the Second Mortgage, no party shall be liable to any other party hereunder and/or under the Second Mortgage for any indirect, consequential or punitive damages.

12. Notices. All notices, demands and other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section. All notices shall be in writing and shall be delivered (i) by courier; (ii) by Federal Express or other nationally recognized overnight delivery service; (iii) by facsimile; or (iv) by e-mail. Notices delivered by facsimile or e-mail must be followed by confirmation via Federal Express or other nationally recognized overnight delivery service. Notices shall be deemed received (i) if by courier, upon delivery or refusal of same; (ii) if by Federal Express or other nationally recognized overnight delivery service, the business day following deposit; (iii) if by facsimile, upon confirmation of transmission; and (iv) immediately following e-mail transmission. Any notice received on a non-business day or after 5:00 p.m. Pacific Time on a business day shall be deemed received on the next business day. Notices shall be given to the following addresses:

To Seller and Existing Guarantors: c/o Stingray Properties, LLC

6975 Saukview Drive Saint Cloud, Minnesota 56303 Attn: Gary Verkinnes Phone: (320) 251-9221 Facsimile: (320) 251-9388 E-mail: garyv@cornerstonestcloud.com

And with a copy to:	Gray Plant Mooty 1010 West St. Germain Street Suite 500 Saint Cloud, Minnesota 56301 Attn: Kevin O’Driscoll Phone: (320) 252-4414 Facsimile: (320) 259-8162 E-mail: kevin.odriscoll@gpmlaw.com

To Buyer and Buyer Parent:
G&E Healthcare REIT II Sartell MOB, LLC
Grubb & Ellis Healthcare REIT II Holdings, LP
c/o Grubb & Ellis Equity Advisors, LLC
1551 North Tustin Avenue, Suite 200
Santa Ana, California 92705
Attn: Danny Prosky
Phone: (714) 667-8252
Facsimile: (714) 975-2199
E-mail: Danny.Prosky@Grubb-Ellis.com

And with a copy to:	Gregory Kaplan, PLC 7 East Second Street Richmond, Virginia 23224 Attn: Joseph J. McQuade Telephone: (804) 916-9027 Facsimile: (804) 916-9127 E-Mail: jmcquade@gregkaplaw.com

13. Incorporation of Recitals. Each of the Recitals set forth above in this Agreement are incorporated herein and made a part hereof.

14. Captions. The headings to the sections of this Agreement have been inserted for convenience of reference only and shall in no way modify or restrict any provisions hereof or be used to construe any such provisions.

15. Partial Invalidity. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement.

16. Entire Agreement. This Agreement and the documents contemplated to be executed herewith constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and shall not be amended unless such amendment is in writing and executed by each of the parties. The Agreement supersedes all prior negotiations regarding the subject matter hereof.

17. Binding Effect. This Agreement and the documents contemplated to be executed in connection herewith shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

18. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which will be an original, but any of which, taken together, will constitute one and the same Agreement. Counterparts of this Agreement transmitted by facsimile or electronic mail shall be treated as originals in all respects.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Minnesota.

20. Cost and Expenses. In the event of a judicial or administrative proceeding or action with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed. This provision shall in no way affect or diminish the Seller’s rights to reasonable attorneys fees or costs under the Second Mortgage.

21. Swap Termination.

a. Payoff Prior to Sale or Acceleration. Prior to the Buyer’s sale of the Property or any acceleration of the Loan by the Lender, Buyer and Seller Parties agree that either Buyer or Seller Parties may periodically communicate with Lender to determine the Termination Amount at any given time applicable on a payoff of the full principal and interest amount due and owing on the Loan; Buyer and Seller Parties further agree that each shall cooperate with the other as may be reasonably necessary to facilitate any such communication. In the event there is no such fee applicable, Seller determines at its discretion that such fee is in an amount that Seller agrees to pay or Buyer determines at its discretion that such fee is in an amount that Buyer agrees to pay, and upon written request from the other (supported by documentation from Lender evidencing current the Termination Amount), (i) Buyer agrees to promptly make the Buyer’s Acceleration Payment directly to the Lender, (ii) Seller agrees to promptly make the Seller’s Acceleration Payment (if any) directly to the Lender and (iii) the party who has agreed, in its discretion, to pay the Termination Amount shall pay such Termination Amount directly to the Lender.

b. Sale of the Property by Buyer. Upon any sale of the Property by Buyer and payment of the Buyer’s Acceleration Payment to the Lender in connection therewith, the Buyer shall be responsible for payment of the Termination Amount (if any) directly to the Lender, provided, however, that the Seller shall be responsible to make the Seller’s Acceleration Payment (if any) directly to the Lender.

c. Acceleration of the Loan.

i.	Payment by Buyer. Upon any acceleration of the Loan by the Lender for a failure of the Buyer to perform on the Assumed Obligations including, but not limited to, the failure to make the Monthly Note Payments and Monthly Swap Payments, the Buyer agrees to promptly make the Buyer’s Acceleration Payment and Termination Amount directly to the Lender.

ii.	Payment by Seller. Upon any acceleration of the Loan by the Lender for a failure of the Seller to perform on the Retained Obligations, the Seller agrees to promptly make the Seller’s Acceleration Payment directly to the Lender and, except as provided hereinafter, to promptly pay the Termination Amount directly to the Lender. To the extent the Lender accelerates the Loan on the basis of several defaults which include (and are stated in writing by Lender to include) Buyer’s failure to make the Monthly Note Payments or Monthly Swap Payments, the parties agree that such failure constitutes a controlling default and the Buyer agrees to promptly make the Buyer’s Acceleration Payment and Termination Amount and any applicable late fee and any applicable default interest directly to the Lender regardless of any non-monetary default of the Seller Parties.

d. Termination Amount. In the event that the Termination Amount is a credit owed by Lender, then, notwithstanding anything to the contrary contained herein, such amount shall be shared by the Seller and the Buyer in proportion to the length of time the parties have owned the Property during the term of the Loan.

[THE REMAINDER OF THIS PAGE INTENTIONALLY RESERVED]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first aforesaid.

BUYER:

G&E HEALTHCARE REIT II SARTELL MOB, LLC,
a Delaware limited liability company

By: /s/ Danny Prosky
Name: Danny Prosky
Its: Authorized Signatory

BUYER PARENT:

GRUBB & ELLIS HEALTHCARE REIT II, INC.,

a Maryland corporation

By: /s/ Andrea R. Biller
Name: Andrea R. Biller
Its: Executive Vice President

SELLER:

STINGRAY PROPERTIES, LLC,

a Minnesota limited liability company

By: /s/ Gary Verkinnes
Name:	Gary Verkinnes

Title: Partner

EXISTING ENTITY GUARANTORS:

SYLVAN HOLDINGS, LLC,
a Minnesota limited liability company

By: /s/ Jeffrey Gerdes
Name:	Jeffrey Gerdes

Title: Partner

CRYSTAL BLUE PROPERTIES,
a Minnesota limited liability company

By: /s/ Gary Verkinnes
Name:	Gary Verkinnes

Title: Partner

EXISTING INDIVIDUAL GUARANTORS:

/s/ Ronald Berg
Name:	Ronald Berg

/s/ Gary Verkinnes
Name:	Gary Verkinnes
/s/ Jeffrey Gerdes

Name: Jeffrey Gerdes

/s/ Samir Elghor
Name:	Samir Elghor